Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Entravision Communications Corporation on Form S-8 filed on or about May 26, 2005 of our report, dated March 10, 2005, appearing in the Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP

Pasadena, California

May 25, 2005